Exhibit 99.1

MARTEN TRANSPORT NET INCOME INCREASES 33%

MONDOVI, Wis. – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) today reported third-quarter net income of $6.4 million, an increase of 33.2% from $4.8 million for the third quarter of 2004.  Net income per diluted share increased to 44 cents from 33 cents for the 2004 quarter.  Operating revenue for this year’s third quarter ended September 30, 2005, increased 21.6% to $119.1 million from $97.9 million last year.

For the nine months ended September 30, 2005, net income increased 45.6% to $18.0 million from $12.3 million in the same period of 2004.  Net income per diluted share increased to $1.23 from 85 cents for the 2004 period.  Operating revenue increased 22.0% to $334.8 million from $274.3 million in the first nine months of last year.

Operating revenue included fuel surcharges of $15.7 million and $38.1 million for the quarter and nine months of 2005, compared with $6.8 million and $16.4 million for the quarter and nine months of 2004. Operating revenue also included non-freight revenue, principally from our logistics operations.  Non-freight revenue was $4.8 million and $11.8 million for the quarter and nine months of 2005, compared with $2.5 million and $4.6 million for the quarter and nine months of 2004.

For the quarter ended September 30, 2005, the company’s freight revenue, which excludes fuel surcharge and non-freight revenue, increased 11.3%, to $98.6 million from $88.6 million for the 2004 period.  For the nine months ended September 30, 2005, freight revenue increased 12.5%, to $284.9 million from $253.3 million for the 2004 period. The company measures revenue, before fuel surcharge and non-freight revenue, or “freight revenue,” in addition to operating revenue, because management believes removing these sources of revenue provides a more consistent basis for comparing results of operations from period to period.

Chairman and President Randolph L. Marten said, “We had a strong performance this quarter.  We continued our recent trend of increasing revenue while controlling our costs in spite of a market constrained by the number of available drivers and challenged by the high cost of fuel.  Our average cost of fuel increased by 69 cents per gallon, or 39.2%, in the 2005 quarter compared with the 2004 quarter.  We remained focused on collecting our fuel surcharge revenue to substantially offset this increasing cost.  We also effectively controlled our other costs, which allowed us to improve our operating ratio (operating expenses as a percentage of operating revenue) to 91.0%, compared with 92.0% in the 2004 quarter.

“Our results were driven by a 5.5% increase in average freight revenue per tractor per week, which improved to $3,140 from $2,976 in the 2004 quarter.  We accomplished this increase in asset productivity while increasing the weighted average size of our tractor fleet by 5.5% over the 2004 quarter.  Pricing was favorable as we increased our average freight revenue per total mile 8.9%, to $1.436 from $1.319 in the 2004 quarter.

“At September 30, 2005, our balance sheet reflected approximately $186.6 million in stockholders’ equity and $36.3 million in borrowed debt, for a debt-to-capitalization ratio of approximately 16.3%.

“The market for used equipment was favorable in the third quarter, which allowed us to upgrade our fleet faster than originally planned.  The average age of our company tractors at September 30, 2005, was 1.4 years compared with 1.5 years at September 30, 2004.  For the quarter ended September 30, 2005, gain on disposition of revenue equipment was $1.2 million compared with $544,000 in the 2004 quarter.

“We still expect fleet growth in the range of 5% to 10% for the full year of 2005.    Overall, we remain cautious because of high fuel prices, a tight driver market, and the uncertainties of year-end demand, and therefore, have not updated our 2005 operating ratio expectation of between 91% and 91.5% for the year.”

In other news, the company noted that it has been named to Forbes Magazine’s list of the 200 Best Small Companies in America.  The list appears in the October 31, 2005 issue.

Marten Transport will host a conference call on Friday, October 21, 2005, at 11:00 a.m. Central Time.  The public will be able to listen and participate in the call telephonically by dialing 877-576-2752 and entering the following code: 1369421.

For additional information on accessing the call and to access any statistical and financial information regarding us that is expected to be discussed during the conference call, please visit www.marten.com.

To see the balance sheets, statements of operations, and operating statistics for the quarter click here.

Marten Transport is one of the leading temperature-sensitive truckload carriers in the United States.  Marten specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment.  Marten offers nationwide service, concentrating on expedited movements for high-volume customers.  Marten’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increased indebtedness, and associated interest expense, arising from maintaining a new fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines. Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
(In thousands, except share information)	2005	2004

ASSETS
Current assets:
Cash	$768	$—
Marketable securities	611	62
Receivables:
Trade, net	48,804	39,090
Other	10,753	8,372
Prepaid expenses and other	10,158	11,869
Deferred income taxes	4,549	5,856

Total current assets	75,643	65,249

Property and equipment:
Revenue equipment, buildings and land, office equipment and other	330,453	302,765
Accumulated depreciation	(91,765)	(87,067)

Net property and equipment	238,688	215,698

Other assets	7,509	7,127

TOTAL ASSETS	$321,840	$288,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$—	$2,849
Accounts payable and accrued liabilities	22,867	16,871
Insurance and claims accruals	12,424	13,654
Current maturities of long-term debt	5,095	5,000

Total current liabilities	40,386	38,374

Long-term debt, less current maturities	31,228	25,257
Deferred income taxes	63,642	56,522

Total liabilities	135,256	120,153

Stockholders’ equity:
Preferred stock, $.01 par value per share; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value per share; 48,000,000 shares authorized; 14,366,143 shares, at September 30, 2005, and 14,307,027 shares, at December 31, 2004, issued and outstanding	144	143
Additional paid-in capital	70,821	70,111
Retained earnings	115,619	97,667

Total stockholders’ equity	186,584	167,921

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$321,840	$288,074

MARTEN TRANSPORT, LTD.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In thousands, except per share information)	2005	2004	2005	2004

OPERATING REVENUE	$119,081	$97,892	$334,787	$274,329

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	31,994	27,527	92,606	78,224
Purchased transportation	21,375	20,314	62,016	57,963
Fuel and fuel taxes	29,644	18,789	76,264	50,261
Supplies and maintenance	7,336	6,579	20,796	18,681
Depreciation	9,447	8,256	27,782	24,180
Operating taxes and licenses	1,965	1,651	5,282	4,835
Insurance and claims	4,429	4,558	13,307	13,019
Communications and utilities	836	738	2,488	2,285
Gain on disposition of revenue equipment	(1,182)	(544)	(3,292)	(1,722)
Other	2,465	2,174	7,251	6,282

Total operating expenses	108,309	90,042	304,500	254,008

OPERATING INCOME	10,772	7,850	30,287	20,321

OTHER EXPENSES (INCOME):
Interest expense	549	512	1,690	1,539
Interest income	(430)	(379)	(1,216)	(1,106)

INCOME BEFORE INCOME TAXES	10,653	7,717	29,813	19,888

PROVISION FOR INCOME TAXES	4,279	2,933	11,861	7,558

NET INCOME	$6,374	$4,784	$17,952	$12,330

BASIC EARNINGS PER COMMON SHARE	$0.44	$0.34	$1.25	$0.88

DILUTED EARNINGS PER COMMON SHARE	$0.44	$0.33	$1.23	$0.85

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

For period:
Average operating revenue per total mile	$1.735	$1.457	$1.636	$1.395
Average freight revenue per total mile (1)	$1.436	$1.319	$1.392	$1.288
Average miles per tractor(2)	28,729	29,663	85,469	88,380
Average operating revenue per tractor per week(2)	$3,793	$3,289	$3,585	$3,161
Average freight revenue per tractor per week(1) (2)	$3,140	$2,976	$3,051	$2,918
Average miles per trip	928	990	948	1,004
Non-revenue miles percentage(3)	7.4%	6.9%	7.3%	6.7%
Total miles – company employed drivers (in thousands)	52,097	47,354	152,598	137,201
Total miles – independent contractors (in thousands)	16,533	19,817	52,080	59,490

At September 30, 2005, and September 30, 2004:
Total tractors(2)	2,451	2,263
Average age of company tractors (in years)	1.4	1.5
Total trailers	3,305	3,123
Average age of company trailers (in years)	3.0	3.3
Ratio of trailers to tractors(2)	1.3	1.4
Ratio of tractors to non-driver personnel(2)	5.4	5.6

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2005	2004	2005	2004

Net cash provided by operating activities	$17,627	$8,446	$45,539	$35,225
Net cash used for investing activities	20,190	18,246	47,862	59,482

Weighted average shares outstanding:
Basic	14,361	14,119	14,334	13,992
Diluted	14,645	14,529	14,633	14,478

(1)                      Excludes revenue from fuel surcharges and non-freight revenue.

(2)                      Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 502 and 589 tractors as of September 30, 2005, and 2004, respectively.

(3)                      Represents the percentage of miles for which the company is not compensated.